EXHIBIT 99(a)(1)


                     Offer to Purchase for Cash
               All Outstanding Shares of Common Stock
                 (including the associated Rights)

                               of

                      Cheyenne Software, Inc.

                               at

                       $30.50 Net Per Share

                               by

                    Tse-tsehese-staestse, Inc.
                   a wholly owned subsidiary of

              Computer Associates International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 8, 1996, UNLESS THE OFFER IS EXTENDED.



     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (INCLUDING THE ASSOCIATED RIGHTS (DEFINED HEREIN)) (THE "SHARES"), OF CHEYENNE SOFTWARE, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES THEN OWNED BY TSE-TSEHESE-STAESTSE, INC. ("MERGER SUBSIDIARY") AND COMPUTER ASSOCIATES INTERNATIONAL,INC. ("COMPUTER ASSOCIATES"), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
                  __________________________

     Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it with the certificate(s) representing such tendered Shares and all other required documents to the Depositary or follow the procedure for book-entry tender of Shares set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificate(s) representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its addresses and telephone numbers specified on the back cover of this Offer to Purchase.
                     _________________________

             The Information Agent for the Offer is:

                      D.F. King & Co., Inc.
                        October 11, 1996


                        TABLE OF CONTENTS


                                                              Page


INTRODUCTION.....................................................1

 1.  Terms of the Offer..........................................3

 2.  Acceptance for Payment and Payment..........................5

 3.  Procedure for Tendering Shares..............................6

 4.  Withdrawal Rights...........................................9

 5.  Certain Tax Consequences...................................10

 6.  Price Range of Shares; Dividends...........................11

 7.  Certain Information Concerning the Company.................11

 8.  Certain Information Concerning Merger Subsidiary and
      Computer Associates.......................................13

 9.  Source and Amount of Funds.................................15

 10. Background of the Offer; Past Contacts, Transactions or
      Negotiations with the Company.............................16

 11. Purpose of the Offer; Merger Agreement; Appraisal Rights...19

 12. Effect of the Offer on the Market for the Shares; Stock
      Quotations; Registration Under the Exchange Act...........30

 13. Dividends and Distributions................................31

 14. Extension of Tender Period; Termination; Amendment.........32

 15. Certain Conditions of the Offer............................33

 16. Certain Legal Matters; Regulatory Approvals................36

 17. Fees and Expenses..........................................38

 18. Miscellaneous..............................................39

 Schedule I    Directors and Executive Officers...................I-1



To the Holders of Common Stock of
  CHEYENNE SOFTWARE, INC.:

                           INTRODUCTION

     Tse-tsehese-staestse, Inc., a Delaware corporation ("Merger
Subsidiary") and a wholly owned subsidiary of Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (including the associated Rights (defined below) (collectively, except where the context otherwise requires, the "Shares"), of Cheyenne Software, Inc., a Delaware corporation (the "Company"), at $30.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the
"Offer"). Tendering stockholders of the Company (the stockholders of the Company are referred to herein as the "Stockholders") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Computer Associates will pay all charges and expenses of The Bank of New York
(the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") in connection with the Offer.

     The Board of Directors of the Company has unanimously determined that the Offer and the transactions contemplated by the Merger Agreement (defined below) are fair to, and in the best interests of, the Stockholders of the Company, has unanimously approved the Offer and the transactions contemplated by the Merger
Agreement, and unanimously recommends that the Stockholders of the Company accept the Offer and tender their Shares.

     Pursuant to the Merger Agreement, the Company has represented to Computer Associates that Lazard Freres & Co. LLC ("Lazard Freres"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion to the effect that the $30.50 per Share to be paid in the Offer and the Merger is fair to the holders of the Shares from a financial point of view. The opinion of Lazard Freres is set forth in full in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), being mailed to Stockholders with this Offer to Purchase. Stockholders are urged to read this opinion in its entirety.


     The Offer is conditioned upon, among other things, (1) there being validly tendered by the Expiration Date (defined below) and not withdrawn a number of Shares which, together with the Shares then owned by Computer Associates and Merger Subsidiary, would represent at least a majority of the total number of outstanding Shares, assuming the exercise of all outstanding options, rights and convertible securities (if any) and the issuance of all Shares that the Company is obligated to issue (such total number of outstanding Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition") and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR
Act").  See Section 15, which sets forth in full the conditions to the Offer.

     The Company has represented to Computer Associates that, as of October 7, 1996, there were 37,711,424 Shares issued and outstanding, and 5,003,136 Shares reserved for issuance upon the exercise of stock options outstanding under various employee and director stock option plans. Based upon the foregoing, as of October 7, 1996, there were approximately 42,714,560 Shares outstanding on a fully diluted basis. Neither Computer Associates nor Merger Subsidiary owns any Shares. Accordingly, Computer Associates believes that the Minimum Condition would be satisfied (based on the foregoing assumptions) if approximately 21,357,281 Shares are validly tendered pursuant to the Offer and not withdrawn.

     The Offer is being made pursuant to an Agreement and Plan of

Merger, dated as of October 7, 1996 (the "Merger Agreement"), among the Company, Computer Associates and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors. The Merger Agreement provides, among other things, that, after consummation of the Offer, and upon the later of (i) November 30, 1996, provided that as of such date the conditions to the Merger set forth in the Merger Agreement shall be fulfilled or waived and (ii) the first business day on which such conditions to the Merger shall be fulfilled or waived, Merger Subsidiary will be merged into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by Computer Associates, Merger Subsidiary or any subsidiary of either of them or held by the Company as treasury stock (which shall be canceled) or by Stockholders exercising appraisal rights under Delaware Law (defined below)) will be converted into the right to receive $30.50 in cash or any higher price paid for each Share in the Offer, without interest. If the Minimum Condition is satisfied and Merger Subsidiary purchases Shares pursuant to the Offer, Merger Subsidiary will have the power to approve the Merger without the affirmative vote of any other Stockholder. In the event that Merger Subsidiary owns 90% or more of the Shares then outstanding, the "short-form" merger provisions of the Delaware General Corporation Law ("Delaware Law") would permit the Merger to occur without a meeting or a vote of the Stockholders. See Section 11.


     Pursuant to the Merger Agreement, at the Effective Time, all

outstanding stock options under the Company's various stock option plans shall by virtue of the Merger become fully exercisable and vested and be assumed by Computer Associates. See Section 11.

     In connection with the execution of the Merger Agreement, the Company amended its Rights Agreement, dated as of April 15, 1996, as amended (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, to make it and the Preferred Share Purchase Rights issued thereunder (the "Rights") inapplicable to the Offer and the Merger. See Section 11.

     Upon acceptance for payment by Merger Subsidiary of such number of Shares which satisfies the Minimum Condition, Computer Associates is entitled, pursuant to the Merger Agreement, to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares owned by Computer Associates or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all necessary action to cause Computer Associates' designees to be elected or appointed to the Company's Board of Directors; provided that, prior to the Effective Time, the Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Computer Associates or Merger Subsidiary nor an employee of the Company (an "Independent Director"). No action proposed to be taken by the Company to amend or terminate the Merger Agreement or waive any action by Computer Associates or Merger Subsidiary shall be effective without the approval of the Independent Director.


     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL

CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.



1.   Terms of the Offer.

     Upon the terms and subject to the conditions set forth in the

Offer, Merger Subsidiary will accept for payment and purchase, at the time and in the manner set forth in Section 2, all Shares that are validly tendered by the Expiration Date and not withdrawn as provided in Section 4. Unless and until certificates representing Rights ("Rights Certificates") are issued, a tender of Shares pursuant to the Offer will constitute a tender of associated Rights evidenced by the certificates for such Shares. The term "Expiration Date" shall mean 12:00 Midnight,
New York City time, on Friday, November 8, 1996, unless Merger
Subsidiary shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Subsidiary, shall expire.

     The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and expiration or termination of the waiting period applicable to Merger Subsidiary's acquisition of Shares pursuant to the Offer under the HSR Act. If any such condition is not satisfied, Merger Subsidiary may, except as otherwise described below, (i) terminate the Offer and return all tendered Shares to tendering Stockholders,
(ii) extend the Offer and, subject to withdrawal rights as set forth in
Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (except the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Notwithstanding the foregoing, but subject to Computer Associates' or the Company's ability to terminate the Merger Agreement under certain circumstances (described in Section 11 below), if the applicable waiting period under the HSR Act shall not have expired or been terminated as of the date the Offer would otherwise have expired, Merger Subsidiary has agreed, pursuant to the Merger Agreement, to extend the Offer from time to time until the earlier of (x) the date that is 30 days after the first scheduled Expiration Date and (y) the date that such waiting period has expired or been terminated.
For a description of Merger Subsidiary's right to extend the period of time during which the Offer is open and to amend, delay or terminate the Offer, see Section 14. Merger Subsidiary acknowledges that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Merger Subsidiary to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

      Pursuant to the Merger Agreement, Computer Associates and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, no change may be made which changes the form of consideration to be paid in the Offer, decreases the price per Share or the number of Shares being sought in the Offer, imposes conditions to the Offer in addition to those expressly set forth in the Merger Agreement, changes or waives the Minimum Condition, extends the Offer (except as set forth in the Merger Agreement) or makes any other change to any condition to the Offer set forth in the Merger Agreement which is adverse to the holders of Shares.

       Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), Merger Subsidiary shall have no obligation except as otherwise required by applicable law) to publicly advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

        Subject to the Merger Agreement, if Merger Subsidiary makes any material change in the terms of the Offer or the information concerning the Offer, or waives any condition to the Offer that results in a material change to the circumstances of the Offer, Merger Subsidiary will disseminate additional tender offer materials and extend the Offer to the extent required to comply with Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.
The Securities and Exchange Commission (the "Commission") has interpreted such rules to prescribe that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      The Company has provided Merger Subsidiary with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.   Acceptance for Payment and Payment.

     Subject to the terms of the Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of all the conditions to the Offer, Merger Subsidiary shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such shares promptly after acceptance; provided that Merger Subsidiary may extend the Offer if, at the scheduled expiration date of the Offer or any extension thereof any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and Merger Subsidiary may extend the Offer for a further period of time of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there shall be validly tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Shares, which, together with Shares then owned by Computer Associates and Merger Subsidiary, represents at least 90% of the Fully Diluted
Shares. For a description of Merger Subsidiary's right to terminate the Offer (subject to the terms of the Merger Agreement) and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

       For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, as and if Merger Subsidiary gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from Merger
Subsidiary and transmitting such payments to tendering Stockholders.


       In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (defined in Section 3)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message
(defined below) in connection with a book-entry transfer and (iii) any other required documents. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Under no circumstances will interest be paid by Merger Subsidiary on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

      The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Subsidiary may enforce such agreement against such participant.

        If Merger Subsidiary increases the consideration to be paid for Shares pursuant to the Offer, Merger Subsidiary will pay such increased consideration for all Shares purchased pursuant to the Offer.

        Merger Subsidiary reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Computer Associates or any of its wholly owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

      If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering Stockholder, as promptly as practicable following the expiration or termination of the Offer.

3.   Procedure for Tendering Shares.

     To tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with a book-entry transfer of such Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) certificates for such Shares to be tendered must be received by the Depositary at one of such addresses or (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

       The Depositary will establish an account with respect to the Shares at The Depository Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the
Letter of Transmittal (or facsimile thereof), or an Agent's Message in connection with such book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

      Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or

(ii) if such Shares are tendered for the account of an Eligible
Institution.  See Instructions 1 and 5 of the Letter of Transmittal.


     If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder,

then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible

Institution as provided in the Letter of Transmittal.  See Instructions

1 and 5 of the Letter of Transmittal.

     If the certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of

Transmittal (or facsimile thereof) must accompany each such delivery.


     If a Stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the

Depositary by the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis,

such Shares may nevertheless be tendered if all of the following conditions are met:

            (i)     such tender is made by or through an Eligible

Institution;

            (ii)    a properly completed and duly executed Notice of

Guaranteed Delivery, substantially in the form provided by Merger

Subsidiary, is received by the Depositary (as provided below) by the

Expiration Date; and

           (iii)    the certificates for all physically delivered Shares

(or a Book-Entry Confirmation of all Shares delivered electronically), as well as a properly completed and duly executed

Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days on the American Stock Exchange, Inc. (the

"AMEX") after the date of execution of the Notice of Guaranteed

Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

      The method of delivery of Shares and all other required documents,

including delivery through any Book-Entry Transfer Facility, is at the option and risk of the tendering Stockholder, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases,

sufficient time should be allowed to ensure timely delivery.

      In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the

Depositary of the certificates for such Shares, or a Book-Entry

Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

      Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain
Stockholders pursuant to the Offer.  In order to avoid such backup withholding, each tendering Stockholder must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

      By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Merger Subsidiary as such Stockholder's proxies in the manner set forth in the Letter of Transmittal to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by

Merger Subsidiary (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 7,

1996).  All such proxies shall be considered coupled with an interest in the tendered Shares.  Such appointment is effective only upon the acceptance for payment of such Shares by Merger Subsidiary.  Upon such acceptance for payment, all prior proxies and consents granted by such

Stockholder with respect to such Shares and other securities will,

without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed by such Stockholder (and,

if given or executed, will not be deemed to be effective).  Such designees of Merger Subsidiary will be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion,

may deem proper at any annual, special or adjourned meeting of the

Company's stockholders, by written consent or otherwise. Merger
Subsidiary reserves the right to require that, in order for Shares to be validly tendered, immediately upon Merger Subsidiary's acceptance for payment of such Shares, Merger Subsidiary is able to exercise full voting rights with respect to such Shares and other securities
(including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

       All questions as to the form of documents and the validity,

eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Subsidiary, in its sole discretion, which determination shall be final and binding on all parties.  Merger Subsidiary reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of

Merger Subsidiary's counsel, be unlawful.  Merger Subsidiary also reserves the absolute right to waive any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of any other tender of Shares. None of Merger

Subsidiary, Computer Associates, the Depositary, the Information Agent

or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.  Merger Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     The acceptance for payment of Shares tendered pursuant to any one of the procedures described above will constitute an agreement between the tendering Stockholder and Merger Subsidiary upon the terms and subject to the conditions of the Offer.

4.   Withdrawal Rights.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.  Thereafter, such tenders are irrevocable, except that they may be withdrawn on or after December 9,

1996 unless theretofore accepted for payment as provided in this Offer to Purchase.  If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger
Subsidiary's rights under the Offer, the Depositary may, on behalf of

Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

      For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the

Depositary at one of its addresses set forth on the back cover of this

Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn.  If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible

Institution must be submitted prior to the release of such Shares.  In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry

Transfer Facilities to be credited with the withdrawn Shares.
Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However,

withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration

Date.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger

Subsidiary, in its sole discretion, which determination shall be final and binding.  None of Merger Subsidiary, Computer Associates, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   Certain Tax Consequences.

     This summary sets forth material anticipated Federal income tax consequences to Stockholders of their disposition of Shares pursuant to the Offer and the Merger.  The summary is based on the provisions of the

Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect.  Such laws or interpretations may differ on the date of the consummation of the Offer or at the Effective Time, and relevant facts may also differ.  The summary does not address any foreign, state or local tax consequences,

nor does it address estate or gift tax considerations.  Neither the consummation of the Offer nor the effectiveness of the Merger is conditioned upon the receipt of any ruling from the Internal Revenue

Service or any opinion of counsel as to tax matters.

     This summary is for general information only.  The tax treatment of each Stockholder will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions,

pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts,

Stockholders who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Shares,

Stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares.  All
Stockholders should consult with their own tax advisers as to the particular tax consequences of the Offer and the Merger to them,

including the applicability and effect of any state, local and foreign tax laws.

      Sales of Shares by Stockholders pursuant to the Offer (or the

Merger)  will be taxable transactions for Federal income tax purposes and may also be taxable transactions under applicable state, local,

foreign and other tax laws.

      In general, a Stockholder will recognize gain or loss equal to the difference between the tax basis of such Stockholder's Shares and the amount of cash received in exchange for the Shares.  This gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Stockholder and will be long-term capital gain or loss if the holding period for the Shares is more than 12 months as of the date of the sale of such Shares.

6.   Price Range of Shares; Dividends.

     The Shares are traded on the AMEX.  The following table sets forth for the periods indicated the high and low closing prices per Share as reported by the AMEX.


                                                    High     Low


Fiscal 1995: First quarter ended September 30,1994 $ 13.38  $7.75

             Second quarter ended December 31,1994   13.88   9.13

             Third quarter ended March 31, 1995      17.75  13.25

             Fourth quarter ended June 30, 1995      20.00  12.38


Fiscal 1996: First quarter ended September 30,1995   22.00  16.63

             Second quarter ended December 31,1995   27.75  16.88

             Third quarter ended March 31, 1996      26.38  14.13

             Fourth quarter ended June 30, 1996      24.25  15.00


Fiscal 1997: First quarter ended September 30, 1996  22.50  14.38



      On October 4, 1996, the last day of trading prior to the issuance by the Company and Computer Associates of a joint press release announcing the execution of the Merger Agreement, the closing price per Share on the AMEX was $22.38. On October 9, 1996, the second to last day of trading prior to the commencement of the Offer, the closing price per Share on the AMEX was $30.13. Stockholders are urged to obtain current market quotations for the Shares.

      As reported by the Company, the Company has not paid any dividends on its Common Stock for the periods presented above. As of October 9, 1996, there were approximately 1,000 holders of record of outstanding Shares.


7.    Certain Information Concerning the Company.

      The Company is a Delaware corporation with its principal executive offices located at 3 Expressway Plaza, Roslyn Heights, New York 11577.


      According to the Company's Annual Report on Form 10-K for its

fiscal year ended June 30, 1996 (the "Company 10-K"), the Company is engaged in the development, sale, and support of software products for use in desktop and networked Local Area Network and Wide Area Network applications.  According to the Company 10-K, the Company's strategy is to provide storage, management, security and communications software for desktops and distributed enterprise networks.

      The following selected consolidated financial data relating to the

Company and its subsidiaries has been taken or derived from the audited

financial statements contained in the Company 10-K.   More comprehensive

financial information is included in the Company 10-K and the other documents filed by the Company with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein.  Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                       CHEYENNE SOFTWARE, INC.

               SELECTED CONSOLIDATED FINANCIAL DATA
               (In thousands, except per share data)




Income Statement                     Fiscal Year Ended
      Data                                June 30,
                                -------------------------------

                                   1996      1995       1994
                                   ----      ----       ----

Total revenues                   $174,096  $127,927   $ 97,737

Total costs and
  expenses                        136,439    90,121     52,435

Operating income                   37,657    37,806     45,302

Net income                         27,228    38,504     32,538

Income per share                    $0.70     $0.97      $0.82


Balance Sheet Data                    At June 30,
                                  -------------------
                                  1996          1995
Working capital                $ 86,822      $ 57,786

Total assets                    176,472       129,394

Total liabilities                25,950        13,065

Total stockholders'
  equity                        150,522       116,310




      The information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the

Commission or otherwise publicly available.  Although Computer
Associates  and Merger Subsidiary do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, Computer Associates and Merger Subsidiary do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Computer Associates or Merger Subsidiary.

      The Company is subject to the informational requirements of the

Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.  The Company is required to disclose in such proxy statements certain information, as of particular dates,

concerning the Company's directors and officers, their remuneration,

stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company.  Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the

Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.

20549 and should also be available for inspection and copying at the regional offices of the Commission in New York (Seven World Trade

Center, New York, New York 10048) and Chicago (500 West Madison Street

(Suite 1400), Chicago, Illinois 60661).  Copies of such material can also be obtained from the Public Reference Section of the Commission in

Washington, D.C.  20549, at prescribed rates.  The Commission maintains a Web site on the Internet that contains reports, proxy statements and other information (http://www.sec.gov).

8.     Certain Information Concerning Merger Subsidiary and Computer

Associates.

       Merger Subsidiary, a Delaware corporation and a wholly owned subsidiary of Computer Associates, was organized to acquire the Company and has not conducted any unrelated activities since its organization on

October 4, 1996.

       Computer Associates, a Delaware corporation, is engaged in the design, development, marketing and support of standardized computer software products for use with a broad range of desktop, midrange and mainframe computers from many different hardware manufacturers.  Its products include a broad range of standardized systems management software (which enables customers to use their total data processing resources more efficiently), information management software (which is generally used in connection with database management systems and applications generators), business management software (which is used in financial, human resource, manufacturing, distribution and banking systems applications), and desktop computer software.

       The principal executive offices of Computer Associates and Merger

Subsidiary are located at One Computer Associates Plaza, Islandia, New

York 11788.  The name, business address, principal occupation or employment and citizenship of each director and executive officer of

Merger Subsidiary and Computer Associates are set forth in Schedule I hereto.

       The following selected consolidated financial data relating to

Computer Associates and its subsidiaries has been taken or derived from the audited financial statements contained in Computer Associates'

Annual Report on Form 10-K for the year ended March 31, 1996, and the unaudited financial statements contained in Computer Associates'
Quarterly Report on Form 10-Q for the three months ended June 30, 1996.

The information set forth below gives effect to the acquisitions of

Legent Corporation in fiscal 1996 and The ASK Group, Inc. in fiscal

1994.  More comprehensive financial information is included in such

Annual Report, such Quarterly Report and the other documents filed by

Computer Associates with the Commission, and the financial data set forth below is qualified in its entirety by reference to such reports and other documents including the financial statements (and any related notes) contained therein.  Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section

7.


            COMPUTER ASSOCIATES INTERNATIONAL, INC.
             SELECTED CONSOLIDATED FINANCIAL DATA
            (In thousands, except per share data)



Income Statement Data      Fiscal Year Ended          Three Months Ended

                                March 31,                   June 30,

                        --------------------------    ------------------

                                                          (Unaudited)

                      1996      1995       1994       1996     1995

                      ----      ----       ----       ----     ----


Total revenue       $3,504,629 $2,622,992 $2,148,470  $792,099 $577,452


(Loss) income before
 income taxes          (100,611)   696,619    626,972   190,138  140,554


Net(loss)income         (56,354)   431,904    401,262   119,787   88,549


Net(loss)income per
 common share(1)         $(0.15)     $1.14      $1.04     $0.32    $0.23


Dividends declared per
 common share(1)          $0.09      $0.08      $0.06     $0.05    $0.04



Balance Sheet Data          At March 31,           At June 30, 1996

                      ------------------------     ----------------

                         1996         1995            (Unaudited)

                         ----         ----
Working capital      $  (53,757)   $  299,673        $ (132,567)


Total assets          5,015,966     3,269,428         4,876,939

Long-term debt (less
  current maturities)   944,506        50,489           845,804

Stockholders' equity  1,481,662     1,578,125         1,592,705

__________
(1)  Adjusted to reflect three-for-two stock splits effective August

      12, 1995 and June 19, 1996, respectively.


      Computer Associates is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Computer Associates is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Computer Associates. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

       Neither Computer Associates, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has the right to acquire any equity securities of the Company, nor has

Computer Associates, Merger Subsidiary or, to their knowledge, any of the persons or entities referred to above or any of the respective executive officers, directors or subsidiaries of any of the foregoing,

effected any transaction in the equity securities of the Company during the past 60 days.

      Except as described in this Offer to Purchase, neither Computer

Associates, Merger Subsidiary nor, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract,

arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

      Except as described in this Offer to Purchase, there have been no contracts, negotiations or transactions between Computer Associates,

Merger Subsidiary or any other subsidiary of Computer Associates or, to their knowledge, any of the persons listed in Schedule I, on the one hand,  and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

      Except as described in this Offer to Purchase, none of Computer

Associates, Merger Subsidiary, any other subsidiary of Computer

Associates, or, to their knowledge, any of the persons listed in

Schedule I, has had any business relationship or transaction with the

Company or any of its executive officers, directors or affiliates that would require disclosure pursuant to the rules and regulations of the

Commission.

9.   Source and Amount of Funds.

     The total amount of funds required by Merger Subsidiary to purchase Shares pursuant to the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.2 billion.  Merger

Subsidiary has not conditioned the Offer on obtaining financing.  Merger

Subsidiary plans to obtain all funds needed for the Offer and the Merger from Computer Associates by means of a capital contribution, loan or a combination thereof.  Computer Associates will obtain such funds (i)

from its general corporate funds and (ii) by borrowing under its existing $1,300,000,000 Amended and Restated Credit Agreement, dated as of July 3, 1996 (the "$1.3 Billion Credit Agreement"), and $700,000,000

Credit Agreement, dated as of July 3, 1996 (the "$700 Million Credit

Agreement") (together, the "Credit Agreements"), in each case among

Computer Associates, as Borrower, the banks and other financial institutions party thereto, as Banks (the "Banks"), and Credit Suisse,

as Agent.  The $1.3 Billion Credit Agreement provides for borrowings of up to an aggregate of $1.3 billion of loans, in each case on an unsecured basis and at interest rates (at Computer Associates' option)

of (i) the London inter bank offered rate plus a margin of 0.175% (as adjusted from time to time based upon the financial performance of

Computer Associates) or (ii) the higher of (x) the Credit Suisse base lending rate and (y) the federal funds rate plus a margin of 0.50%.  The

$700 Million Credit Agreement provides for borrowings of up to an aggregate of $700 million of loans, in each case on an unsecured basis and at interest rates (at Computer Associates' option) of (i) the London inter bank offered rate plus a margin of .070% (as adjusted from time to time based upon the financial performance of

Computer Associates) or (ii) the higher of (x) the Credit Suisse base lending rate and (y) the federal funds rate plus a margin of 0.50%.

Loans under the Credit Agreements are repayable (with a right to borrow)

on the last of each interest period applicable thereto, with full and final repayment due, in the case of the $1.3 Billion Credit Agreement,

on July 2, 2001 and, in the case of the $700 Million Credit Agreement,

on July 9, 1997 (unless, in the case of the $700 Million Credit
Agreement, extended pursuant to annual evergreen provisions by mutual agreement between Computer Associates and the Banks).  The Credit

Agreements include customary covenants by Computer Associates, including financial covenants.

      As of October 8, 1996, Computer Associates had (i) approximately

$200 million in cash, cash equivalents and marketable securities and

(ii) availability to borrow up to an additional $1.13 billion of loans under the Credit Agreements.

      The foregoing summary of the source and amount of funds is qualified in its entirety by reference to the text of the Credit
Agreements, copies of which are filed as exhibits to Computer
Associates' Quarterly Report on Form 10-Q for the three months ended

June 30, 1996 filed with the Commission and are incorporated in this

Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section 7.

      Although no definitive plan or arrangement for repayment of borrowings under the Credit Agreements have been made, Computer
Associates anticipates such borrowings will be repaid with internally generated funds (including, if the Merger is accomplished, those of the

Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities.  No decision has been made concerning the method Computer

Associates will use to repay the borrowings under the Credit Agreements.

Such decision will be made based on Computer Associates' review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Computer Associates may deem appropriate.

10.    Background of the Offer; Past Contacts, Transactions or
Negotiations with the Company.

       Computer Associates and the Company have various licensing and development arrangements pursuant to which the Company develops software to be compatible with certain Computer Associates products, Computer

Associates licenses Company products to sell as part of Computer

Associates product offerings and the Company licenses to sell Computer

Associates products that include Company software.  Representatives of

Computer Associates and the Company have met from time to time over the past several years to discuss the technical and marketing aspects of these  arrangements.  As part of those discussions, Charles B. Wang,

Chairman and  Chief Executive Officer of Computer Associates, Sanjay

Kumar, President and Chief Operating Officer of Computer Associates, and

ReiJane Huai,  Chairman and Chief Executive Officer of the Company, have met to discuss the existing relationships, synergies of the companies and ways of expanding the existing relationships.

      During May 1996, Mr. Wang and Mr. Kumar discussed with Mr. Huai the synergies that might result from developing a closer relationship between the two companies.  On June 2, Mr. Huai and Elliot Levine, Chief

Financial Officer of the Company, met at Mr. Kumar s home with Mr. Wang,

Mr. Kumar and Charles P. McWade, Senior Vice President of Computer

Associates, to discuss the synergies of a possible stock-for-stock business combination in which the Company s shareholders would receive shares of Computer Associates common stock.

      Shortly thereafter, Computer Associates and the Company, together with their respective counsel, discussed entering into a confidentiality agreement to permit each party to engage in a due diligence review of the other party.  Mr. Kumar had several discussions with Mr. Huai over the terms of the confidentiality agreement.  Before coming to agreement on the terms of the confidentiality agreement, the Company and Computer

Associates ceased discussions.

      Mr. Kumar had further discussions with Mr. Huai in early July and again in early August about the possibility of beginning due diligence and discussing terms of a business combination.  At the August meeting of the Computer Associates Board of Directors, Mr. Kumar discussed several strategic options for Computer Associates, including a possible business combination with the Company.

      On August 7, 1996, representatives of the parties met, at the initiation of Computer Associates, and discussed the possibility of a stock-for-stock transaction.  No understanding was reached with respect to the basic financial terms.  Accordingly, the parties determined not to enter into a confidentiality agreement, exchange information or engage in further discussions at that time.

      On September 27, Mr. Huai was meeting with Mr. Wang on unrelated business, when the possibility of a combination was again raised.  Later that day, Mr. Kumar asked Mr. Huai for a meeting with him and representatives of Lazard, Freres & Co. LLC, financial advisors to the

Company, to discuss the steps required to be taken toward discussing a possible business combination with the Company.  On the morning of

September 29, Mr. Kumar met with the Lazard representatives to discuss a possible transaction between Computer Associates and the Company.  Later that day, Mr. Kumar discussed the possibility of a transaction with Mr.

Huai, and agreed to discuss entering into a confidentiality agreement and  the process to complete a transaction.

      On the morning of October 1, Mr. Kumar and Mr. McWade met with Mr.

Huai and the Lazard representatives to discuss the next steps in exploring a possible business combination.  Later that day, Computer

Associates and the Company entered into a confidentiality agreement, and

Computer Associates began a due diligence review of the Company.


     Between October 1 and October 5, Computer Associates and the

Company, and their legal and financial advisors, discussed the terms of a merger agreement.  During that time, Computer Associates conducted its due diligence review in New York City and on Long Island, and Mr. Kumar had several long and detailed discussions with Mr. Huai on strategic issues, management and operations and retention of the Company s employees. On October 4, Mr. Kumar presented the transaction to the

Computer Associates Board as an all cash transaction in a range of values that Computer Associates believed would be appropriate to complete a business combination with the Company. The Board unanimously approved the transaction and authorized Mr. Kumar to proceed to negotiate a merger agreement, subject to due diligence and final valuation.

     On the morning of October 6, Mr. Kumar met with Mr. Huai, together with each of their legal advisors and representatives of Lazard, to discuss certain terms of the merger agreement and valuation.  After reaching an impasse, with Computer Associates offering a price of $30.30 per Share and the Company seeking a higher price, Computer Associates delivered a letter to Mr. Huai and the Company s Board proposing that

Computer Associates would acquire the Company in a transaction in which the Company s shareholders would receive $28.50 per share in cash.  In the late afternoon of October 6, the Company s legal counsel advised

Computer Associates that the Company s Board had considered the proposal and rejected it.

      Later in the evening, Mr. Kumar held discussions with representatives of Lazard and with Mr. Huai on the outstanding issues in the merger agreement, including valuation.  Following those discussions,

Mr. Kumar sent a second letter to Mr. Huai offering to enter into a merger transaction with the Company in which its shareholders would receive $30.30 per share in cash.  In that letter, Mr. Kumar stated:


            This letter will confirm Computer Associates International,

Inc. s offer to enter into a transaction in which Cheyenne s stockholders would receive in cash $30.30 per share. We only want to pursue this offer with the full support of your Board of Directors as well as your management.

            As we have discussed in detail during the past week,a merger of our companies would involve no fundamental changes in Cheyenne,

its business relationships, its management or its employees.  We respect what the management team and you have achieved.  Together we can create a combined enterprise that will offer greater opportunities for your employees and a broader range of products for your customers. Importantly, our plans are premised on all of Cheyenne s employees continuing with the combined company. Because of our close geographic location, we see a great opportunity for continuity.  We also believe that CA s financial strength, industry leadership, strong customer base and technological expertise can add tremendous value for Cheyenne s growth and expansion.

            As you know, as of this morning we were in substantial

agreement with respect to the terms and conditions of our proposed merger agreement.  The transaction would be subject, among other things, to the receipt of regulatory approvals and third-party consents as well as the completion of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the corporate statutes or your company s charter and by-laws.  I have discussed our interest with members of our senior management team and our Board of Directors, all of whom share my enthusiasm for this transaction.


            We are willing to discuss any aspect of the merger with the

Board and its advisors tonight.  In the absence of your Board s approval tonight, we plan to announce prior to the open of the stock market tomorrow that we made the offer and it was not accepted. We would prefer to present our offer to your stockholders as the joint effort of Computer Associates and Cheyenne Software s Board of Directors and management.

      Later that night, Mr. Kumar had discussions with Mr. Huai on the outstanding issues in the merger agreement and the strategic value of a business combination. Mr. Kumar also had discussions with representatives of Lazard about the terms of transaction, timing and valuation.

      Shortly after midnight on October 7, in a meeting with Mr. Huai and Mr. Levine, Computer Associates increased its offer to $30.50 per share and came to agreement over the other remaining issues in the merger agreement.  Computer Associates was later advised that the

Company s Board had unanimously approved the offer.  Representatives of the Company and Computer Associates, their legal counsel and representatives of Lazard then met to complete the merger agreement,

which was signed shortly before the opening of the New York and American

Stock Exchanges on October 7.

11.   Purpose of the Offer; Merger Agreement; Appraisal Rights.

      The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, Computer
Associates and Merger Subsidiary intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the

Merger.

      The Merger Agreement.  The following description of the Merger

Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is attached as an exhibit to the Schedule

14D-1 of Merger Subsidiary and Computer Associates filed with the

Commission in connection with the Offer (the "Schedule 14D-1") and is incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth with respect to the Company in Section

7.

     The Offer.  The Merger Agreement provides for the making of the

Offer.  The obligation of Merger Subsidiary to accept for payment or pay for Shares is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof.

Pursuant to the Merger Agreement, Computer Associates and Merger

Subsidiary expressly reserve the right to waive the conditions to the

Offer and to make any change in the terms or conditions of the Offer;

provided that, without the written consent of the Company, no change may be made which changes the form of consideration to be paid, decreases the price per Share or the number of Shares being sought in the Offer,

imposes conditions to the Offer in addition to those set forth in the

Merger Agreement, changes or waives the Minimum Condition, extends the

Offer (except as set forth in the Merger Agreement), or makes any other change to any condition to the Offer set forth in the Merger Agreement which is adverse to the holders of Shares.

      In addition, subject to Computer Associates' or the Company's ability to terminate the Merger Agreement under certain circumstances,

if the applicable waiting period under the HSR Act shall not have expired or been terminated as of the date the Offer would otherwise have expired, Merger Subsidiary has agreed, pursuant to the Merger Agreement,

to extend the Offer from time to time until the earlier of (x) the date that is 30 days after the first scheduled Expiration Date and (y) the date that such waiting period has expired or been terminated.

      Consideration to be Paid in the Merger.  The Merger Agreement

provides that, following the purchase of Shares pursuant to the Offer and upon the terms (but subject to the conditions) set forth in the

Merger Agreement, Merger Subsidiary will be merged with and into the

Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share not held by Computer Associates, Merger Subsidiary or any subsidiary of either of them or by the Company as treasury stock

(and other than Shares as to which appraisal rights have been exercised pursuant to Section 262 of the Delaware Law ("Dissenting Shares")) will be converted into the right to receive $30.50 in cash or any higher price paid for each Share in the Offer, without interest.  Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the time of the Merger will be converted into and become one share of common stock of the Surviving Corporation, which will thereupon become a wholly owned subsidiary of Computer Associates.  The Merger

Agreement provides that (i) the closing of the Merger shall take place,

after consummation of the Offer, on the later of (a) November 30, 1996,

provided that as of such date the conditions to the Merger set forth in the Merger Agreement shall be fulfilled or waived and (b) the first business day on which all of the conditions to the Merger set forth in the Merger Agreement shall be fulfilled or waived and (ii) as soon as practicable following the closing of the Merger, the Company and Merger

Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, with the consent of the Independent Director referred to below, at such later time as is specified in the certificate of merger (the "Effective

Time").

       Board Representation.  The Merger Agreement provides that,

effective upon acceptance for payment by Merger Subsidiary of such number of Shares which satisfies the Minimum Condition, Computer
Associates shall be entitled to designate the number of directors,

rounded up to the nearest whole number, on the Company's Board of

Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares owned by Computer Associates or Merger Subsidiary

(including Shares accepted for payment) bears to the total number of

Shares outstanding.  The Company has agreed that it will take all action necessary to cause Computer Associates' designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors or seeking and accepting resignations of incumbent directors or both; provided that, prior to the Effective Time, the

Company's Board of Directors shall always have one member who is neither a designee nor an affiliate of Computer Associates or Merger Subsidiary nor an employee of the Company (an "Independent Director").  No action proposed to be taken by the Company to amend or terminate the Merger

Agreement or waive any action by Computer Associates or Merger
Subsidiary shall be effective without the approval of the Independent Director.

      The Merger Agreement provides that, from and after the Effective

Time, the directors and officers of Merger Subsidiary at the Effective

Time will be the initial directors and officers of the Surviving

Corporation, each to hold office until his or her respective successors are duly elected and qualified.  Pursuant to the Merger Agreement, the

Certificate of Incorporation (except for a change in the name of the corporation) and the By-Laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, will be the Certificate of

Incorporation and By-Laws of the Surviving Corporation.

      Stockholder Meeting.  The Merger Agreement provides that, if required by applicable law, the Company will call a meeting of its

Stockholders to be held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger.  Under the Merger Agreement, at any such meeting,

Computer Associates has agreed to make a quorum and to vote all Shares acquired in the Offer or otherwise beneficially owned by it in favor of adoption of the Merger Agreement.

      If the Minimum Condition is satisfied pursuant to the Offer,

Merger Subsidiary will hold at least a majority of the outstanding

Shares on a Fully Diluted Basis and will be able to assure that the requisite number of affirmative votes in favor of approval and adoption of the Merger Agreement will be received, even if no other Stockholder votes in favor thereof.  If Merger Subsidiary obtains at least 90% of the outstanding Shares, it may effect the Merger without any notice to and without the  authorization of the Stockholders of the Company pursuant to the "short-form" merger provisions of Delaware Law.


      Representations and Warranties.  The Merger Agreement contains various representations and warranties of the parties thereto.  These include representations and warranties of the Company with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, capitalization, subsidiaries,
Commission filings, financial statements, absence of certain changes,

undisclosed liabilities, litigation, taxes, employee benefits, brokers,

compliance with laws, contracts and debt instruments, intellectual property and technology and other matters.

      Computer Associates and Merger Subsidiary have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, governmental authorization, non-

contravention, brokers, financing and other matters.

      Conduct of Business Pending the Merger.  The Company has agreed that, during the period from the date of the Merger Agreement to the

Effective Time, the Company will, and will cause its subsidiaries to,

carry on their respective businesses in the ordinary course in substantially the same manner as theretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.  The Company has further agreed that, during the period from the date of the Merger Agreement to the

Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written approval of Computer
Associates, (i)(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in  respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of outstanding company stock options); (ii)

issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares,

voting securities or convertible securities (other than the issuance of

Shares upon the exercise of company stock options outstanding on the date of the Merger Agreement in accordance with their terms on such date); (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents; (iv) (a) mortgage or otherwise encumber or subject to any lien any of the Company's intellectual property or any other material properties or assets, (b)

except in the ordinary course of business consistent with past practice and pursuant to existing contracts or commitments, sell,lease, transfer or otherwise dispose of any of the Company's intellectual property or any other material properties or assets or (c) except in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments, license any of the Company's intellectual property; (v) make or agree to make any new capital expenditures individually in excess of $250,000; (vi) make any material tax election

(unless required by law) or settle or compromise any material income tax liability; (vii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and in accordance with their terms, of (i) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents  filed with the Commission or (ii) liabilities incurred in the ordinary course of business consistent with past practice, or subject to the fiduciary duties of the Board of Directors of the Company as advised in  writing by counsel to the Company waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

(viii) commence a lawsuit other than (a) for the routine collection of bills, (b) to enforce the Merger Agreement or (c) in such cases where the Company in  good faith determines that the failure to commence suit would result in a material impairment of a valuable aspect of the

Company's business, provided that the Company consults with Computer

Associates prior to filing such suit; (ix) (a) enter into or amend any employment agreement, (b) enter into any customer sale or license agreement with non-standard terms or at discounts from list prices from that typically granted to similarly situated customers in accordance with past practice; provided that such action with respect to a customer sale or license agreement that is immaterial in amount and term will not be deemed to violate this provision if the Company has (1) used its best efforts to ensure  compliance with this provision and (2) taken prompt corrective action in  the event of a violation sufficient to ensure that no similar violation  will occur in the future, (c) pay commissions to sales employees except pursuant to quarterly draws consistent with past practice or on the basis of executed customer contracts with respect to products actually delivered to customers, (d) without the consent of

Computer Associates which shall not be unreasonably withheld or delayed,

enter into any contracts or series of related contracts in excess of

$500,000 for any contract or $1,000,000 for any series of related contracts, (e) enter into or amend  any agreement or arrangement for professional services or advice except in the ordinary course of business consistent with past practice, (f) enter into or amend any customer agreements providing for product replacements except in the ordinary course of business consistent with past practice or
(g) make any determination as to amounts payable under any plan,

arrangement or agreement, providing for discretionary incentive compensation or bonus to any officer, director, employee or independent contractor of the Company or any of its subsidiaries, (x) hire additional employees except in accordance with existing budgets;

provided that the aggregate number of employees of the Company and its subsidiaries shall not be increased by more than eight percent per quarter over the number of employees on the date of the Merger
Agreement; (xi) authorize any of, or commit or agree to take any of, the foregoing actions; or (xii) (a) take  or agree or commit to take any action that would make any representation or warranty of the Company under the Merger Agreement inaccurate in any  respect at, or as of any time prior to, the Effective Time or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any  such time.


      The Company has agreed to give Computer Associates and its representatives access (during normal business hours and upon reasonable notice)to the offices,properties,books and records,of the Company and its subsidiaries, and to furnish Computer Associates and its representatives with such other information concerning its business,

properties and personnel as such persons may reasonably request.


      Pursuant to the Merger Agreement, each of Computer Associates and the Company has agreed to (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR

Act with respect to the transactions contemplated by the Merger
Agreement,  (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from any Governmental Entity (defined below in this Section) in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other

Governmental Entity under any Antitrust Laws (defined below in this

Section) with respect to any such filing or any such transaction.  Each of Computer Associates and the Company has agreed, pursuant to the

Merger Agreement, to promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with,

any Governmental Entity regarding any such filings or any such transaction. The Merger Agreement prohibits both Computer Associates and the Company from participating in any meeting with any Governmental

Entity in respect of any such filings, investigation, or other inquiry without giving the other notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

       Each of Computer Associates and the Company has agreed, pursuant to  the Merger Agreement, to use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended,

the Federal Trade Commission Act, as amended, and any other Federal,

state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of  monopolization or restraint of trade
(collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any  Antitrust Law, and, if by mutual agreement, Computer Associates and the Company decide that litigation is in their best interests, each of Computer Associates and the Company have agreed, pursuant to the Merger Agreement, to cooperate and use all reasonable efforts vigorously to  contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"),

that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions. Pursuant to the Merger  Agreement, each of Computer Associates and the Company have agreed to use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the  execution of the Merger Agreement.

       Subject to the fiduciary duties of the Board of Directors of the

Company as advised in writing by counsel to the Company, each of

Computer Associates and the Company has agreed, pursuant to the Merger

Agreement, to use all reasonable efforts to take, or cause to be taken,

all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the other transactions contemplated by the Merger  Agreement.

       Notwithstanding the foregoing, the Merger Agreement provides that

(i) neither Computer Associates nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Computer Associates nor any of its subsidiaries shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations  or prospects of Computer Associates and its subsidiaries taken as a whole or of Computer Associates combined with the Surviving

Corporation after the Effective Time, (iii) neither the Company nor its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect (defined below in Section

15), (iv) no party shall be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Computer

Associates or any of its subsidiaries or on the  Surviving Corporation or any of its subsidiaries of the type described in clause (a) or (b) of

Section 15 and (v) neither Computer Associates nor  Merger Subsidiary shall be required to waive any of the conditions to the Offer described in Section 15 or any of the conditions to the Merger described in this

Section 11.

       Agreements with respect to Employee Matters.  Computer Associates has agreed in the Merger Agreement to honor in accordance with their terms  all of the Company's employee benefit plans (including employment agreements) previously delivered to Computer Associates and all accrued benefits vested thereunder; provided that nothing in the Merger
Agreement shall prevent Computer Associates from terminating any such benefit plan in accordance with its terms.  Computer Associates has also agreed to provide employees of the Company and its subsidiaries retained by Computer Associates with employee benefits in the aggregate no less favorable than those benefits provided to Computer Associates'

similarly situated employees; provided that Computer Associates shall be under no obligation to retain any employee or group of employees of the

Company or its  subsidiaries.

       Pursuant to the Merger Agreement, at the Effective Time, each of the then outstanding Company Options (defined below) shall by virtue of the Merger, and without any further action on the part of any holder thereof, become fully exercisable and vested and be assumed by Computer

Associates  and converted into an option to purchase that number of shares of common stock, par value $.10 per share ("Computer Associates

Common Stock"), of Computer Associates determined by multiplying the number of Shares subject to such Company Option at the Effective Time by the quotient obtained by  dividing (x) $30.50 by (y) the average closing price of Computer Associates Common Stock on the New York Stock Exchange

Composite Tape for the 20 consecutive trading days immediately prior to the Effective Time (such quotient, the "Conversion Number"), at an exercise price per share of Computer Associates Common Stock equal to the quotient obtained by dividing (x) the exercise price per Share of such Company Option immediately prior to the Effective Time by (y) the

Conversion Number.  If the foregoing calculation results in an assumed

Company Option being  exercisable for a fraction of a share of Computer

Associates Common Stock, then the number of shares of Computer
Associates Common Stock subject to such option shall be rounded down to the nearest whole number of shares. Except as otherwise set forth in the

Merger  Agreement, the term, status as an "incentive stock option" under

Section 422 of the Code, if applicable, and all other terms and conditions of Company Options will, to the extent permitted by law and otherwise reasonably practicable, be  unchanged.  Pursuant to the Merger

Agreement, the Company agreed to take, or cause to be taken, all actions which are necessary, proper or advisable under the Stock Plans (defined below) to make effective the transactions  described in this paragraph.

"Company Options" means any option granted, and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase Shares pursuant to any stock option,

stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of its subsidiaries or any predecessor thereof  (collectively, the "Stock Plans") or any other contract or agreement entered into by the Company or any of its subsidiaries.


       Pursuant to the Merger Agreement, Computer Associates agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Computer Associates Common Stock for delivery pursuant to the  terms described in the immediately preceding paragraph.  Pursuant to the Merger Agreement, Computer Associates agreed to cause the shares of  Computer Associates Common Stock issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to a then effective registration statement, no later than 90 days after the  Effective Time on Form S-8 promulgated by the

Commission, and to use its  best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such assumed Company Options  remain outstanding.  The Merger Agreement provides that, with respect to  those individuals who subsequent to the

Merger will be subject to the  reporting requirements under Section

16(a) of the Exchange Act, Computer Associates shall administer the

Company Options assumed pursuant to the Merger Agreement in a manner that complies with Rule 16b-3 promulgated by  the SEC under the Exchange

Act, but shall have no responsibility for such compliance by the Company or its predecessors.

       Other Offers.  Pursuant to the Merger Agreement, the Company has

agreed that the Company and its subsidiaries will not, and will not authorize or permit the officers, directors, employees or other agents of  the Company and its subsidiaries to, directly or indirectly, (i)

take any action to solicit, initiate or encourage any Acquisition

Proposal (defined below) or (ii) subject to the fiduciary duties of the

Board of Directors under applicable law, as advised in writing by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that has advised the Company or otherwise publicized the fact that it may be considering making, or that has made, an Acquisition  Proposal; provided, nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a  position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

The Company has agreed to promptly notify Computer Associates after receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of  its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that has advised the Company or otherwise publicized the fact that it may be considering  making, or that has made, an Acquisition Proposal and will keep Computer Associates informed of the status and details of any such Acquisition  Proposal, indication or request.  "Acquisition Proposal" means any offer or proposal for, or any written indication of interest in, a merger or  other business combination involving the Company or any of its  subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger  Agreement.

      Rights Agreement.  In connection with the execution of the Merger

Agreement, the Company amended the Rights Agreement to make it and the

Rights inapplicable to the Offer and the Merger.  The Merger Agreement

provides that, except with respect to amending the Rights Agreement to make it and the Rights inapplicable to the Offer and the Merger, the

Company shall not redeem the Rights or amend or terminate the Rights

Agreement prior to the Effective Time unless required to do so by a court  of competent jurisdiction.

      Agreement with respect to Director and Officer Indemnification and

Insurance.  Pursuant to the Merger Agreement, Computer Associates has

agreed, subject to any limitation imposed from time to time under applicable law, that, for a period of six years after the Effective

Time, it will indemnify and hold harmless the present and former officers, directors, employees and agents of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in  effect on the date of the Merger Agreement.  Computer
Associates has further agreed that, for four years after the Effective

Time, it will  cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the  Company's officers' and directors' liability insurance policy on terms  substantially similar to those of such policy in effect on the date of the Merger Agreement, provided that in satisfying such obligation, Computer Associates is not obligated to cause the Surviving Corporation to pay  premiums in excess of 105% of the amount per annum the Company paid in its last full fiscal year, and if the Surviving Corporation is unable to  obtain such insurance, it shall obtain as much comparable insurance as  possible for an annual premium equal to such maximum amount.  Computer Associates has also agreed that, in the event any such indemnified person  is or becomes involved in any capacity in any action, proceeding or  investigation in connection with any matter relating to the Merger, the  Offer or the

Merger Agreement occurring on or prior to the Effective Time, it will pay as incurred such indemnified person's reasonable legal and other expenses (including the cost of any investigation and preparation)

incurred in connection therewith.

      Other Agreements. Computer Associates has agreed that it will take all action necessary to cause Merger Subsidiary to perform its obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger
Agreement.  Computer Associates also agreed, pursuant to the Merger

Agreement, to hold in confidence all confidential information concerning the Company and its subsidiaries in accordance with the terms of the

Confidentiality  Agreement, dated October 1, 1996, between Computer

Associates and the  Company, a copy of which is filed as an exhibit to the Schedule 14D-1 and  is incorporated in this Offer to Purchase by reference.

      Conditions to the Merger.  Pursuant to the Merger Agreement, the

respective obligations of each party to consummate the Merger are subject  to the satisfaction or waiver, where permissible, at or before the  Effective Time of the following conditions: (i) Computer Associates or  Merger Subsidiary shall have purchased Shares in an amount equal to at  least the Minimum Condition pursuant to the Offer, (ii) the adoption and approval of the Merger Agreement by the affirmative vote of the

Stockholders by requisite vote in accordance with Delaware Law, if such vote is required by Delaware Law, (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger, (iv) any applicable waiting period under the HSR Act relating to the Merger shall have expired, and

(v) other than filing the certificate of merger in accordance with

Delaware Law, all consents, approvals, orders or authorizations of, or registrations, declarations or filings with or exemptions by (collectively, "Consents") any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency,  domestic or foreign (a "Governmental

Entity") required to consummate the  Merger shall have been filed,

occurred or been obtained (other than any such Consents the failure to occur, obtain or file, in the aggregate,  could not reasonably be expected to (a) have a Material Adverse Effect  (defined below in

Section 15) or (b) prevent or materially delay the  consummation of the

Merger).

       Termination.  The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of the Merger

Agreement by the Stockholders) (i) by mutual written consent of the

Company and Computer Associates, (ii) by either the Company or Computer

Associates, if the Merger has not been consummated by April 7, 1997

(provided that the party seeking to terminate the Merger Agreement shall not have breached its obligations under the Merger Agreement in any material respect),(iii)by either the Company or Computer Associates, if there shall be any law or regulation that makes consummation of the

Merger illegal or otherwise prohibited or if any judgment, injunction,

order or decree enjoining Computer Associates or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall  become final and nonappealable, (iv) by either the

Company or Computer Associates, (a) if Computer Associates shall have failed to commence the Offer within five business days following the date of the Merger Agreement (provided that Computer Associates shall not be entitled to terminate the  Merger Agreement in the circumstance described in this sub-clause (a) as a result of its breach of the Merger

Agreement), (b) if Computer Associates or Merger Subsidiary shall not have purchased any Shares pursuant to the Offer prior to February 21,

1997 or (c) if the Offer shall have been  terminated without Computer

Associates or Merger Subsidiary having  purchased any Shares pursuant to the Offer, (v) by Computer Associates,  upon the occurrence of any

Trigger Event (defined below), or (vi) by the Company, if the Company shall have entered into, or shall have publicly  announced its intention to enter into, an agreement or an agreement in  principle with respect to any Acquisition Proposal.

       Fees and Expenses. Each party to the Merger Agreement has agreed to pay its own fees and expenses and there are no provisions for payment by the Company of the fees and expenses of Computer Associates or Merger

Subsidiary or vice versa, if the Merger Agreement is terminated, except as stated below.  The Company has agreed to pay Computer Associates a fee in immediately available funds, promptly, but in no event later than two business days, after the termination of the Merger Agreement as a result of the occurrence of any of the events set forth below (a
"Trigger Event") in an amount equal to (a) $37,500,000, in the case of the occurrence of a Trigger Event described in clause (i) or (iii)

below and (b) $20,000,000, in the case of the occurrence of a Trigger

Event described in clause (ii) below:  (i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any

Acquisition Proposal, (ii) the Company shall have breached or failed to perform in any respect any of its obligations, covenants or agreements under the Merger Agreement or any representation or warranty of the

Company set forth in the Merger Agreement (other than breaches or failures to perform or comply that, in the aggregate, do not have a

Material Adverse Effect), or (iii) the Board of Directors of the Company

(or any special committee thereof) shall have withdrawn or  materially modified its approval or recommendation of the Offer, the  Merger or the

Merger Agreement.

        The Company has also agreed that, if the Merger Agreement is terminated as a result of the occurrence of a Trigger Event, it shall assume and pay, or reimburse Computer Associates for, all fees payable and  expenses incurred by Computer Associates (including the fees and expenses of its counsel) in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, up to a maximum of

$5,000,000.

       Timing.  The exact timing and details of the Merger will depend upon  legal requirements and a variety of other factors, including the number of Shares acquired by Merger Subsidiary pursuant to the Offer.

Although  Computer Associates has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

        Computer Associates and Merger Subsidiary reserve the right to acquire additional Shares following the expiration or termination of the

Offer through open market transactions, private purchases, other tender offers or otherwise, on terms and at prices that may be the same as, or more or less favorable than, those of the Offer.

      Appraisal Rights. Stockholders do not have dissenters' rights as a result of the Offer.  However,if the Merger is consummated, Stockholders of the Company at the time of the Merger who do not vote in favor of or consent in writing to the Merger will have the right under Delaware Law to  dissent and demand appraisal of their Shares in accordance with

Section 262 of the Delaware Law.

      Under Delaware Law, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the

Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any.  Any such judicial determination of the fair value of  the Shares could be based upon considerations other than or in addition to  the price paid in the Offer (or the Merger) and the market value of the Shares.  Stockholders should recognize that the value so determined could  be higher or lower than the price per Share paid pursuant to the Offer or the Merger.  Moreover, Computer Associates

or Merger Subsidiary may argue in an appraisal proceeding that, for purposes of such a proceeding, the  fair value of the Shares is less than the price paid in the Offer (or the Merger).  The foregoing summary of the rights of dissenting Stockholders  does not purport to be a complete statement of procedures to be followed by Stockholders desiring to exercise their dissenters' rights.

      Delaware Law.  In addition, the Merger would have to comply with other applicable procedural and substantive requirements of Delaware

Law, including any duties to other stockholders imposed upon a controlling or, if applicable, majority stockholder. Several recent decisions by the Delaware courts, which may or may not apply to the

Merger, have held that a controlling stockholder of a company involved in a merger has a  fiduciary duty to other stockholders which requires that the merger be "entirely fair" to such other stockholders.  In determining whether a  merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be  received by the stockholders and whether there was fair dealing among the  parties.

       The Company is incorporated under the laws of the State of

Delaware, which has adopted certain laws regarding business combinations. In general, Section 203 of Delaware Law prevents an

"interested stockholder" (generally, a stockholder owning 15% or more of a corporation's  outstanding voting stock or an affiliate or associate thereof) from  engaging in a "business combination" (defined to include a merger and  certain other transactions) with a Delaware corporation for a period of  three years following the time that such stockholder became an interested  stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such  stockholder becoming an interested stockholder, the interested stockholder  owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.  The

Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the

Merger,  for purposes of Section 203.  Accordingly, the restrictions of

Section 203  do not apply to the transactions contemplated by this Offer to Purchase.

       Other Matters.  Any merger or other similar business combination proposed by Computer Associates would also have to comply with any applicable Federal law.  In particular, the Commission has adopted Rule

13e-3 under the Exchange Act which is applicable to certain "going private" transactions.  Computer Associates believes that Rule 13e-3 will  not be applicable to the Merger unless the Merger is consummated more than one year after termination of the Offer or if an alternative merger transaction were to provide for stockholders to receive consideration for their Shares in an amount less than the price per

Share paid pursuant to the Offer.  If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the  consideration offered to minority stockholders in such a transaction be  filed with the Commission and distributed to such stockholders prior to consummation of the transaction.

      If for any reason the Merger is not consummated, Computer
Associates  and Merger Subsidiary will evaluate their alternatives.

Such alternatives could include purchasing additional Shares in the open market, in  privately negotiated transactions, in another tender or exchange offer or  otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or  other consideration.  Alternatively, Merger

Subsidiary may sell or  otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise.  Such transactions may be effected on terms and at prices then  determined by Computer Associates or Merger

Subsidiary, which may vary  from the price to be paid for Shares in the

Offer.

       In the joint press release issued by Computer Associates and the

Company in connection with the execution of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference, Computer Associates stated, among other things, that it intended to retain all of the Company's employees, and that the Company would operate as a division of Computer

Associates.  Computer Associates  intends to conduct a review of the

Company and its assets, corporate structure, dividend policy, capitalization, operations, properties and policies and to consider,

subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, operations, corporate structure, capitalization, Board of Directors, policies or dividend policy.


       Except as otherwise described in this Offer to Purchase, Computer

Associates and Merger Subsidiary have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a  material amount of assets of the Company or any of its subsidiaries,

any  material change in the Company's capitalization or dividend policy or any  other material change in the Company's business, corporate structure, Board of Directors or management.

12.   Effect of the Offer on the Market for the Shares; Stock
Quotations; Registration under the Exchange Act.

      The purchase of Shares pursuant to the Offer will reduce the number  of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market  value of the remaining Shares held by Stockholders other than Computer Associates or Merger Subsidiary.  Computer Associates

cannot predict  whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price  for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.


     Depending upon the number of Shares purchased pursuant to the

Offer,  the Shares may no longer meet the standards for continued

inclusion on the AMEX.  If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the standards for continued inclusion on the  AMEX, the market for the Shares could be adversely affected.

     The extent of the public market for the Shares and availability of quotations therefor would, however, depend upon such factors as the number  of holders and/or the aggregate market value of the publicly-

held Shares  at such time, the interest in maintaining a market in the

Shares on the  part of securities firms, the possible termination of registration of the  Shares under the Exchange Act and other factors.


     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal

Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares.  Depending upon  factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by  brokers.

     The Shares are currently registered under the Exchange Act.  Such registration may be terminated upon application of the Company to the

Commission if the Shares are not listed on a national securities exchange  and there are less than 300 holders of record.  Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the

Company to holders  of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement in connection with stockholder action and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private"  transactions, no longer applicable to the Shares.  Furthermore,  "affiliates" of the Company and persons holding "restricted securities" of  the Company may be deprived of the ability to dispose of such securities  pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the

Shares would no longer be "margin securities" or eligible for trading on the AMEX. Merger Subsidiary intends to seek to cause the

Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

13.   Dividends and Distributions.

     If on or after October 7, 1996, the Company should (notwithstanding the fact that the following actions may be prohibited under the Merger Agreement) (i) split, combine or otherwise change the

Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on October 7, 1996 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to

Merger Subsidiary's rights under Section 15,  Merger Subsidiary may, in its sole discretion, make such adjustments in  the purchase price and other terms of the Offer as it deems appropriate  including the number or type of securities to be purchased.

     If, on or after October 7, 1996, the Company should (notwithstanding the fact that the following actions are prohibited under the Merger Agreement) declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or  other securities or rights to purchase of any securities) that is payable or distributable to Stockholders of record on a date prior to the transfer to the name of Merger Subsidiary or its nominee or transferee on the  Company's stock transfer records of the

Shares purchased pursuant to the Offer, then, without prejudice to

Merger Subsidiary's rights under Section 15, (i) the purchase price per

Share payable by Merger Subsidiary pursuant to the Offer may be reduced to the extent of any such cash dividend or  distribution and (ii) the whole of any such non-cash dividend or  distribution to be received by the tendering Stockholders will (a) be received and held by the tendering Stockholders for the account of Merger Subsidiary and will be required to be promptly remitted and transferred by  each tendering

Stockholder to the Depositary for the account of Merger  Subsidiary,

accompanied by appropriate documentation of transfer, or (b) at the direction of Merger Subsidiary, be exercised for the benefit of

Merger Subsidiary, in which case the proceeds of such exercise will promptly be remitted to Merger Subsidiary.  Pending such remittance and subject to applicable law, Merger Subsidiary will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Merger Subsidiary in its sole discretion.

14.   Extension of Tender Period; Termination; Amendment.

     Merger Subsidiary reserves the right, at any time or from time to time, in its sole discretion, (i) to extend the period of time during which the Offer is open if, at the scheduled expiration date of the

Offer  or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or  waived, and for a further period of time as described below in this  paragraph, in any case by giving oral or written notice of such extension  to the Depositary and by making a public announcement of such extension or  (ii) except to the extent otherwise provided in the Merger Agreement, to  amend the Offer in any respect by making a public announcement of such  amendment.  There can be no assurance that

Merger Subsidiary will exercise its right to extend or amend the Offer.

Notwithstanding the foregoing,  but subject to Computer Associates' or the Company's ability to terminate  the Merger Agreement under certain circumstances (described in Section  11), if the applicable waiting period under the HSR Act shall not have  expired or been terminated as of the date the Offer would otherwise have  expired, Merger Subsidiary has agreed, pursuant to the Merger Agreement, to extend the Offer from time to time until the earlier of (x) the date  that is 30 days after the first scheduled Expiration Date and (y) the date  that such waiting period has expired or been terminated.  Subject to the  terms of the

Offer and the satisfaction (or waiver to the extent permitted by the Merger Agreement) of the conditions to the Offer, Merger
Subsidiary  shall accept for payment all Shares validly tendered and not withdrawn  pursuant to the Offer as soon as practicable after the expiration of the Offer and shall pay for all such Shares promptly after acceptance;  provided, that Merger Subsidiary may extend the Offer for a period of time of not more than 20 business days to meet the objective

(which is not a  condition to the Offer) that there shall be validly tendered prior to the Expiration Date (as so extended) and not withdrawn a number of Shares,  which, together with Shares then owned by Computer

Associates and Merger Subsidiary, represents at least 90% of the Fully

Diluted Shares.

     If Merger Subsidiary shall decide, in its sole discretion, subject to the terms of the Merger Agreement, to increase the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from,  and including, the date that notice of such increase is first published, sent or given in the manner specified below, the Offer will be extended  until the expiration of such period of 10 business days.

If Merger Subsidiary makes a material change in the terms of the Offer

(other than a  change in price or percentage of securities sought) or in the information  concerning the Offer, or waives a material condition of the Offer, Merger Subsidiary will extend the Offer, if required by applicable law, for a  period sufficient to allow stockholders to consider the amended terms of  the Offer.

     Merger Subsidiary also reserves the right, in its sole discretion,

subject to the terms of the Merger Agreement, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay

(except as otherwise required by applicable law and the rules of the

Commission including Rule 14e-1) acceptance for payment of or payment for  Shares or to terminate the Offer and not accept for payment or pay for  Shares.

     If Merger Subsidiary extends the period of time during which the

Offer is open, is delayed in accepting for payment or paying for Shares or  is unable to accept for payment or pay for Shares pursuant to the

Offer  for any reason, then, without prejudice to Merger Subsidiary's rights  under the Offer, the Depositary may, on behalf of Merger
Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4.  The reservation by

Merger Subsidiary of  the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that

Merger Subsidiary pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

In  the case of an extension of the Offer, Merger Subsidiary will make a public announcement of such extension no later than 9:00 a.m., New York

City time, on the next business day after the previously scheduled

Expiration Date.  Without limiting the manner in which Merger Subsidiary may choose to make any public announcement, Merger Subsidiary will have no  obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News

Service.

15.   Certain Conditions of the Offer.

     Notwithstanding any other provision of the Offer, Computer

Associates and Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) by the  expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) by the expiration of the Offer, the applicable waiting period under the HSR Act shall not have expired or been terminated, or

(iii) at any time on or after October 7, 1996 and prior to the acceptance for payment of Shares, any of the following conditions exist:

(a) there shall be instituted or pending any action or proceeding by any Governmental Entity or by any other person, domestic or foreign, before any Governmental Entity or arbitrator,

(i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Computer Associates or Merger Subsidiary or the

consummation by Computer Associates or Merger Subsidiary of the

Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger

Agreement, the Offer or the Merger, (ii) seeking to restrain or prohibit Computer Associates' or Merger Subsidiary's ownership or operation (or that of their respective subsidiaries or affiliates)

of all or any material portion of the business or assets of the

Company and its subsidiaries, taken as a whole, or of Computer
Associates and its subsidiaries, taken as a whole, or to compel

Computer Associates or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Computer Associates and its subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of Computer Associates or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares,

including, without limitation, the right to vote any Shares acquired or owned by Computer Associates or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Computer Associates or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the judgment of Computer Associates, is likely to materially adversely affect the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or Computer Associates and its subsidiaries, taken as a whole; provided that, in the case of any instituted or pending action or proceeding described in this subsection (a) above by a person other than a Governmental Entity,

there is a substantial probability of a determination material and adverse to Computer Associates or any of its subsidiaries or the

Company or any of its subsidiaries in such action or proceeding; or


(b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced,

promulgated, issued or deemed applicable to the Merger Agreement,

the Offer or the Merger, by any Governmental Entity or arbitrator other than the application of the waiting period provisions of the

HSR Act to the Merger Agreement, the Offer or the Merger, that, in the judgment of Computer Associates, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

(c)   any change shall have occurred or been threatened (or any

development shall have occurred or been threatened involving a prospective change) in the business, financial condition or results of operations of the Company or any of its subsidiaries that, in the reasonable judgment of Computer Associates, is or is likely to have a Material Adverse Effect (defined below); or

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York

Stock Exchange, Inc. or on the AMEX, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the

United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent

(or materially delay) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

(e) any Consent (other than the filing of a certificate of merger or approval by the stockholders of the Company of the Merger

(if required by Delaware Law)) required to be filed, occurred or been obtained by the Company or any of its subsidiaries or Computer

Associates or any of its subsidiaries (including Merger Subsidiary)

in connection with the execution and delivery of the Merger
Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed,

occurred or been obtained (other than any such Consents the failure to file, occur or obtain in the aggregate, could not reasonably be expected to (1) have a Material Adverse Effect or (2) prevent or materially delay the consummation of the Offer or the Merger); or


(f) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the

Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement that is qualified as to materiality shall not be true when made or at any time prior to consummation of the Offer as if made at and as of such time, or any of the representations and warranties set forth in the Merger
Agreement that is not so qualified shall not be true in any material respect when made or at any time prior to the consummation of the

Offer as if made at and as of such time; or

(g) the Merger Agreement shall have been terminated in accordance with its terms; or

(h) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified its approval or recommendation of the Offer, the Merger or the Merger

Agreement; or

(i) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal;


which, in the sole judgment of Computer Associates in any such case, and regardless of the circumstances (including any action or omission by

Computer Associates or Merger Subsidiary) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.  The term "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries taken as a whole, except that occurrences due solely to a disruption of the Company's or its subsidiary's businesses solely as a result of the announcement of the execution of the Merger Agreement and the transactions proposed to be consummated by the Merger Agreement shall be excluded from consideration for purposes of the effect of an action or inaction on the Company and its  subsidiaries taken as a whole.

     The foregoing conditions are for the sole benefit of Computer

Associates and Merger Subsidiary and may be asserted by Computer

Associates in its sole discretion regardless of the circumstances

(including any action or omission by Computer Associates or Merger

Subsidiary) giving rise to any such condition or (other than the Minimum

Condition) may be waived by Computer Associates and Merger Subsidiary in their sole discretion in whole at any time or in part from time to time.

The failure by Computer Associates or Merger Subsidiary at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by Computer Associates concerning the events described in this Section 15 will be final and binding upon all parties to the Merger Agreement.

16.   Certain Legal Matters; Regulatory Approvals.

     General.  Except as set forth in this Section 16, based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the

Company, Merger Subsidiary is not aware of any license or regulatory permit that appears to be material to the Company's business that might be  adversely affected by Merger Subsidiary's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Subsidiary or Computer Associates as contemplated herein.  Should any such approval or other action be required, it is currently contemplated that, except as  described below under "State Takeover Statutes", such approval or other action will be sought.  Except as described under "Antitrust",

however, there is no current intent to delay the purchase of Shares tendered  pursuant to the Offer pending the outcome of any such matter.

There can  be no assurance that any such approval or other action, if needed, would  be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the

Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Subsidiary to elect to terminate the Offer  without the purchase of Shares thereunder.

Merger Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions.  See Section 15.


     State Takeover Statutes.  A number of states have adopted laws which, to varying degrees, seek to regulate attempts to acquire corporations that are incorporated in, or have substantial connections with, the state.  The Company, directly or through subsidiaries,

conducts  business in a number of states throughout the United States,

some of which have enacted such laws.  Based on publicly available information concerning the Company, Computer Associates does not believe that any of these laws will, by their terms, apply to the Offer or the

Merger.

     In addition, the constitutional validity of state statutes regulating acquisition attempts has been the subject of considerable litigation.  In its 1982 decision in Edgar v. MITE Corp., the Supreme

Court of the United States invalidated an Illinois law that, among other things, gave Illinois officials authority to block a tender offer for any  corporation having certain defined connections with the state.  In

1987, however, the Supreme Court upheld an Indiana law that prevented acquirors of a controlling stake in certain Indiana corporations from voting the acquired shares until the other shareholders had approved the acquisition. The Court distinguished between state statutes that affect acquisitions of entities incorporated outside the state and those that address the  internal governance, including the scope and exercise of shareholder voting rights, of in-state corporations.  While the lower federal courts have relied on a similar distinction in subsequent cases,

the precise extent to which an individual state may regulate acquisitions of out-of-state corporations remains unclear.

     If any government official or third party should seek to apply any state takeover law to the Offer or the Merger, Computer Associates will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings.  In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as  applied to the Offer or the Merger, Computer Associates or Merger

Subsidiary might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of

Shares, and Merger Subsidiary might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case,

Merger Subsidiary may not be obligated to accept for payment or pay for any tendered Shares.  See Section 15.

     Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"),

certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and

certain waiting period requirements have been satisfied.  The purchase of Shares pursuant to the Offer is subject to such requirements.


     Computer Associates filed a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the

FTC on October 9, 1996, and expects the Company to have filed such form on  or about October 10, 1996.  Based upon a filing date of October 9,

1996 with respect to the Notification and Report Form filed by Computer

Associates, the waiting period applicable to the purchase of Shares pursuant to the Offer would be scheduled to expire at 11:59 P.M., New

York City time, on Thursday, October 24, 1996.  However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Computer Associates.  If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after substantial compliance by Computer Associates with such request.  Thereafter, such waiting period can be extended only by court order.

     A request will be made for early termination of the waiting period applicable to the Offer.  There can be no assurance, however, that the

15-day HSR waiting period will be terminated early.  Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act.  See Section 15.  Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law.  See Section 4.  The Merger Agreement provides that, if by the expiration of the Offer, the applicable waiting period under the

HSR  Act shall not have expired or been terminated, Merger Subsidiary shall extend the Offer from time to time until the earlier of (x) the date that is 30 days after the first scheduled Expiration Date and (y)

the date that such waiting period has expired or been terminated.

     The Merger would not require an additional filing under the HSR

Act  if Computer Associates owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Merger Subsidiary pursuant to the Offer. At any time before or after the consummation of any such transactions, the

Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Computer Associates or the Company.  Private parties (including individual States) may also bring legal actions under the antitrust laws.  Computer Associates does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws.  However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.  See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Foreign Approvals.  According to the Company 10-K, the Company

also  owns property and conducts business in a number of other foreign countries  and jurisdictions including, without limitation, Canada,

Germany, France, Brazil, Japan, Singapore, and the United Kingdom.  In

connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of  those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions.  The governments in such countries and jurisdictions might also attempt to impose additional  conditions on Computer Associates' or the Company's operations conducted  in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer.  There can be no assurance that any such approval can be obtained, that Computer
Associates will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for Computer Associates or the

Company or any subsidiary of either of them. The Offer is subject to certain conditions, including conditions relating  to the legal matters referred to in this Section 16.  See Section 15.

     Margin Credit Regulations.  Federal Reserve Board Regulations G,

T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or maintaining margin stock, if the credit is secured directly or indirectly thereby.  The borrowings under the Credit Agreements will not be directly secured by a pledge of the Shares.  In addition, Computer Associates and Merger

Subsidiary believe that such borrowings will not be "indirectly secured"

within the meaning of the Margin Credit Regulations, as interpreted.

Accordingly, Computer Associates and Merger Subsidiary believe that the

Margin Credit Regulations are not applicable to the borrowings under the

Credit Facility.

17.   Fees and Expenses.

     Merger Subsidiary has retained D.F. King & Co., Inc. to act as the

Information Agent and The Bank of New York to act as the Depositary in

connection with the Offer.  The Information Agent may contact holders of

Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.  The Information

Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     Merger Subsidiary will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the

Offer.  Brokers, dealers, commercial banks and trust companies will,

upon request, be reimbursed by Merger Subsidiary for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.   Miscellaneous.

     The Offer is not being made to, nor will tenders be accepted from or  on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However, Merger Subsidiary may, in its discretion, take such action as it may deem necessary to make the

Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Merger Subsidiary not contained in this

Offer to Purchase or in the Letter of Transmittal and, if given or made,

such information or representation must not be relied upon as having been authorized.

     Merger Subsidiary has filed with the Commission a Tender Offer

Statement on Schedule 14D-l, together with exhibits, pursuant to Rule

14d-3 of the General Rules and Regulations under the Exchange Act,

furnishing certain additional information with respect to the Offer.

The Schedule 14D-l and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth with respect to the Company in

Section 7 of this Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                              TSE-TSEHESE-STAESTSE,INC.

                                                         SCHEDULE I


                 DIRECTORS AND EXECUTIVE OFFICERS OF
               COMPUTER ASSOCIATES AND MERGER SUBSIDIARY




1.  Directors and Executive Officers of Computer Associates.  The

following table sets forth the name, age, business address and present principal occupation or employment, and material occupations, positions,

offices or employments for the past five years of each director and executive officer of Computer Associates.  Each such person is a citizen of the United States of America, except for Willem F.P. de Vogel who is a citizen of The Netherlands.  Unless otherwise indicated below, the business address of each person is c/o Computer Associates
International, Inc., One Computer Associates Plaza, Islandia, New York

11788.  Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Computer Associates.


                DIRECTORS (INCLUDING EXECUTIVE
                 OFFICERS WHO ARE DIRECTORS)




                           Present Principal Occupation
Name and                   or Employment; Material Positions
Business Address     Age   Held During Past Five Years
----------------     ---   ---------------------------------
Russell M. Artzt     49    Director of Computer Associates since 1980.

                           Executive Vice President-Research and
                           Development since April 1987 and the Senior

                           Development Officer since 1976.

Willem F.P. de Vogel 45    Director of Computer Associates since

Three Cities               1991. President of Three Cities
Research, Inc.             Research, Inc., a private investment
135 East 57th              management firm in New York City, since

Street New York,           1981.  From August 1981 to August 1990,

New York 10022             Mr. de Vogel served as a director of

                           Computer Associates.  He is also a
                           director of MLX Corp.

Irving Goldstein     58    Director of Computer Associates since

INTELSAT                   1990.  Director General and Chief
3400 International         Executive Officer of INTELSAT, an
Drive, N.W.                international satellite
Washington, D.C.           telecommunications company, since
20008                      February 1992.  He was Chairman and
                           Chief Executive Officer of Communications

                           Satellite Corporation
                           from October 1985 to February 1992 and

                           President from May 1983 to October
                           1985, and was a director from May 1983

                           to February 1992.

Richard A. Grasso    49    Director of Computer Associates since

New York Stock             January 1994.  Chairman and Chief
Exchange                   Executive Officer of the New York Stock

11 Wall Street             Exchange since June 1995.  He was
New York, New York         Executive Vice Chairman of the New York

10005                      Stock Exchange from 1991 to 1995 and
                           President and Chief Operating Officer

                           of the New York Stock Exchange from
                           1988 to 1995.

Shirley Strum Kenny  61    Director of Computer Associates since

President's Office         July 1994.  President of State
State University of        University of New York at Stony Brook

New York at Stony          since 1994.  She was President of
Brook Stony Brook,         Queens College of the City University
New York 11794             of New York from 1989 to 1994.  She is

                           also a director of Toys "R" Us, Inc.


Sanjay Kumar         34    Director of Computer Associates since

                           January 1994.  President and Chief
                           Operating Officer since January 1994.

                           He was Senior Vice President--Planning

                           from April 1989 to December 1992 and

                           Executive Vice President--Operations

                           from January 1993 to December 1993.


Charles B. Wang      51    Director of Computer Associates since

                           1976.  Chief Executive Officer since

                           1976 and Chairman of the Board since

                           April 1980.  He is also a director of

                           Symbol Technologies, Inc.


               EXECUTIVE OFFICERS WHO ARE
                     NOT DIRECTORS


                              Present Principal Occupation
Name and                      or Employment; Material Positions
Business Address    Age       Held During Past Five Years
----------------    ---       --------------------------------------

Belden A. Frease    57        Senior Vice President since April 1985

                              and Secretary since May 1991.

Charles P. McWade   51        Senior Vice President--Finance since

                              April 1990.  He was Senior Vice
                              President and Treasurer from April 1988

                              to March 1994.

Peter A. Schwartz   52        Senior Vice President--Finance and Chief

                              Financial Officer since April 1987.



Ira H. Zar          35        Senior Vice President and Treasurer

                              since April 1994.  He was Vice

                              President--Finance from April 1990 to

                              March 1994 and Assistant Vice President

                              from April 1987 to March 1990.


2. Directors and Executive Officers of Merger Subsidiary. The following table sets forth the name and position with Merger Subsidiary of each director and executive officer of Merger Subsidiary and, with respect to Steven M. Woghin, his age, present principal occupation or employment, and  material occupations, positions, offices or employments for the past five years.  For further information regarding such persons

(other than Steven M. Woghin), see paragraph 1 above.



Name                              Position with Merger Subsidiary

----------                        ------------------------------------

Sanjay Kumar                      Director and President of Merger

                                  Subsidiary since its incorporation on

                                  October 4, 1996.

Peter A. Schwartz                 Director, Vice President and Treasurer

                                  of Merger Subsidiary since its

                                  incorporation on October 4, 1996.


Steven M. Woghin       49         Director, Vice President and Secretary

                                  of Merger Subsidiary since its

                                  incorporation on October 4, 1996.

                                  Senior Vice President and General

                                  Counsel of Computer Associates since

                                  April 1995.  He was Vice
                                  President--Legal of Computer
                                  Associates from April 1992 to March

                                  1995.  Prior to 1990 through April

                                  1992, he was a partner in the law firm

                                  of Arter & Hadden.



     None of the executive officers and directors of Computer
Associates or Merger Subsidiary currently is a director of, or holds any position  with, the Company.  To the knowledge of Computer Associates and Merger Subsidiary, none of Computer Associates' or Merger
Subsidiary's directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

     Facsimile copies of the Letter of Transmittal will be accepted.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:



                The Depositary for the Offer is:


                     THE BANK OF NEW YORK

     By Mail:         Facsimile Transmission (for   By Hand or Overnight

Tender and Exchange   Eligible Institutions Only):         Courier:

    Department             (212) 815-6213            Tender and Exchange

  P.O. Box 11248                                         Department

Church Street Station                                 101 Barclay Street

 New York, New York    For Information Telephone:      Receive & Deliver

10286-1248                 (800) 507-9357                   Window

                                                      New York, New York

                                                             10286





     Questions or requests for assistance or additional copies of this

Offer to Purchase and the Letter of Transmittal may be directed to the

Information Agent at the address and telephone numbers set forth below.

Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.



                The Information Agent for the Offer is:


                       D.F. King & Co., Inc.

                         77 Water Street
                      New York, New York 10005
                      (212) 269-5550 (Collect)
                     (800) 697-6974 (Toll Free)